Exhibit 99.1

CytoSorbents Reports Second Quarter 2022 Financial and Operational Results

PRINCETON, N.J., August 2, 2022 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification via its proprietary polymer adsorption technology, today reported unaudited financial and operating results for the quarter ended June 30, 2022.

Second Quarter 2022 Financial Results

•	Total Q2 2022 revenue, including product sales and grant income, was $8.5 million versus $12.0 million in Q2 2021, a decrease of 29%
•	Q2 2022 product sales were $7.3 million (negligible COVID-related sales) versus $11.4 million (includes $1.7 million in COVID-related sales) in Q2 2021. The decrease in the average Euro to U.S. dollar exchange rate lowered Q2 2022 product sales by approximately $840,000. On a constant currency basis, Q2 2022 core non-COVID sales would have been approximately $8.2 million, which represents a 15% decrease from approximately $9.7 million in core non-COVID sales a year ago, but comparable to the average currency adjusted core non-COVID sales over the prior three quarters
•	As expected, COVID-19 related sales during the quarter were negligible reflecting the low severity of current COVID-19 illness resulting from high rates of vaccination and natural immunity
•	Product gross margins were approximately 67% in Q2 2022, versus 82% in Q2 2021. The decrease in the gross margin percentage was due primarily to manufacturing inefficiencies from a scheduled 4-week production hiatus as we relocated to our new production facility during the quarter
•	The Company maintains a healthy balance sheet with cash and cash equivalents of $31.9 million (which includes $1.7 million in restricted cash) as of June 30, 2022, and no debt

Recent Operating Highlights:

•	More than 179,000 cumulative CytoSorb devices have been utilized worldwide as of June 30, 2022, compared to more than 143,000 devices utilized cumulatively a year ago
•	Announced today the signing of an expanded global marketing agreement with Fresenius Medical Care where CytoSorb® will become a featured blood purification therapy on Fresenius Medical Care Critical Care platforms
•	Entered into a 3-year preferred supplier agreement with Asklepios Group, one of the largest private hospital operators in Germany
•	Partnered with Nikkiso to distribute the PureAdjust® hemoperfusion blood pump and supplies in a total of 14 countries, a key part of CytoSorbents’ standalone device and machine strategy to expand the market for its products
•	Hosted the 2022 CytoSorb World Users’ Meeting that highlighted the broad market potential of CytoSorb as an interdisciplinary therapeutic approach for a wide range of life-threatening illnesses
•	Multiple scientific papers were published on the positive use of CytoSorb in the areas of antithrombotic drug removal during acute aortic dissection and in vitro whole blood removal, Ex vivo lung perfusion for lung transplantation, Normothermic regional perfusion of Donation after Circulatory Death (DCD) human liver and kidney donors for organ transplant, Severe acute pancreatitis (PACIFIC study), Treatment of hyperbilirubinemia in acute liver dysfunction patients, A reduction in sepsis-associated mortality in left-sided acute infective endocarditis, and many others.
•	Relocated and established our Company headquarters and state of the art manufacturing facility in our new Princeton, New Jersey mixed-use facility

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “Our second quarter core non-COVID product sales on a constant currency basis were $8.2 million and stable to the average currency adjusted core product sales for the prior three quarters. Although not the growth we are seeking, we achieved this despite continued softness in the German market, as the weakened healthcare system worked to recover from the massive COVID surge in the prior quarter and grappled with a myriad of problems. These include, for example, staffing shortages, budget issues, elective procedures restrictions, and a major 11-week hospital strike in western Germany that spanned a fifth of the population, postponing more than 10,000 operations and closing hospital wards. Year-over-year results were further impacted by a lack of COVID-19 related revenue due to a lessening in disease severity globally, and a drop of 12% in the Euro, to near parity with the U.S. dollar.

“Like most international companies, including those in the medical device and blood purification industries, we are dealing with not only fallout from the COVID pandemic, but also a storm of global macroeconomic and geopolitical uncertainty. That said, although our numbers do not yet reflect it, we are seeing some early but encouraging signs of improvement in key markets:

•	Continued strong and positive feedback from customers in both our direct and international territories, highlighted by the success of our recent in-person CytoSorb World User’s meeting, with nearly 300 of the world’s leading critical care physicians and research scientists from 40 countries participating
•	Marked improvement in sales representative access to hospitals in Germany, with 40% more sales visits during the quarter as compared to the prior quarter, though still down from pre-pandemic levels
•	Increasing levels of activity, interest, and in-person attendance of healthcare professionals at medical congresses in Europe and Latin America, and specific countries such as India, Spain, and Portugal
•	Strong pipeline of positive data being submitted and published by the international user community on CytoSorb use in a wide variety of areas
•	Though early, the Nikkiso expansion has triggered broad interest by customers in our stand-alone hemoperfusion pump offering, with initial placements, pump evaluations underway, and scheduled demonstrations at a number of hospitals
•	Growing synergy with our sales and medical affairs teams, and internal therapy area vertical leadership in critical care, cardiac surgery, and liver and kidney applications with a prioritization on sales support and clinical data
•	Recent preferred supplier agreement with Asklepios Group, one of the largest private hospital networks in Germany, making CytoSorb available without restrictions to all hospitals in the network
•	The potential for future sales acceleration, particularly in Germany, based upon the expansion of the Fresenius Medical Care global marketing partnership announced today, as further discussed below

Dr. Chan continued, “As we work to restore sales growth, we continue to advance our other key initiatives.

•	U.S. STAR-T and STAR-D clinical trials – These trials remain our top clinical priority with each trial now having a critical mass of more than 20 centers active and screening for enrollment. As we expand to 30 sites for each trial, recently approved by the FDA, the majority of our operational plans, resources, and focus have shifted from study start-up activities (Phase I) to activities driving enrollment (Phase II). For our lead study STAR-T, enrollment continues and we are targeting the first Data Safety Monitoring Board (DSMB) review at 40 patients enrolled, expected to be achieved with a slight delay in the next few months. STAR-D is underway also, with the rapid activation of trial sites

•	U.S. Manufacturing - Buildout of our new Princeton, NJ manufacturing facility is now complete with production of commercial devices split between our older production facility and our new facility, and final certification expected before the end of this year. Product gross margins dropped from 82% to 67%, driven mainly by production inefficiencies incurred by a scheduled 4- week production hiatus as we transitioned from our old to new manufacturing facilities, and lower sales volumes. We expect gross margins to return to previous levels as we complete the relocation to the new facility, eliminate the costs of the Monmouth Junction, NJ facility later this year, and begin to capture manufacturing efficiencies driven by an expected improvement in market conditions and increased product demand

•	Partnerships - Today we are pleased to announce an expanded global marketing agreement with long-time partner, Fresenius Medical Care (“Fresenius”), the world’s leading provider of products and services for patients with renal diseases with headquarters and a strong sales and marketing footprint in Germany. Under the terms of the agreement, CytoSorb will become a featured blood purification therapy on Fresenius Medical Care’s critical care blood purification platforms for the removal of cytokines, bilirubin, and myoglobin in critically ill patients, helping to expand the dimensions of blood purification beyond hemodialysis. Fresenius will be responsible for the specific worldwide marketing and combined promotion of CytoSorb with its critical care products across Fresenius-led in-person, virtual, social media, and web-based marketing programs and events during the term of the collaboration. In addition to strengthening and expanding the global marketing of CytoSorb, we plan to work together to bring new innovative solutions to the market. To help support the increased marketing and promotional efforts of the expanded collaboration, CytoSorbents has agreed to subsidize a portion of the marketing costs through a royalty payment to Fresenius Medical Care, with the royalty rate being based on certain assumptions regarding CytoSorb sales in the intensive care unit on Fresenius Medical Care platforms, excluding the United States, and subject to further adjustment should these assumptions change. Additional information can be found in the Form 8-K filed today

Dr. Chan concluded, “We are excited about the many opportunities that we have to drive our business forward, but are proceeding conservatively, recognizing there is a seasonality to European business in general in the third quarter, driven by a lull in business activity as much of Europe takes vacation in July and August. Because of this, we are focused on executing our game plan, while controlling costs and conserving cash. We believe the high cash burn in Q2 2022 was an anomaly with a number of non-recurrent expenditures. These include, for example, the final $4.8 million payment related to the construction, capital equipment, and other costs of our new manufacturing facility (with the exception of approximately $300K in costs for the remainder of 2022), an approximate $1 million reduction in gross margin driven mainly by inefficiencies caused by scheduled production shutdowns associated with the relocation to our new manufacturing facilities, and lower sales volumes, and a $0.6 million increase in grant and accounts receivables during the quarter. Excluding these factors, our cash burn for Q2 2022 would have been approximately $6.5 million.”

‘In addition, we have $5 million (based on cost of goods) in working capital tied up in CytoSorb inventory that we have strategically built over several quarters to buffer against any potential disruption in production with the transition to the new facility. With fairly good visibility that the new manufacturing facility will come on-line as expected, we plan to release and monetize a portion of this inventory, which we expect could contribute an additional $1 million to our second half 2022 cash flow. Finally, we retain financial flexibility to add debt from our $15 million term loan with Bridge Bank if desired.”

Results of Operations

Comparison for the three months ended June 30, 2022 and 2021:

Revenues:

Total revenue, including product revenue and grant income, for the second quarter of 2022 was $8.5 million, down 39% from $12.0 million in the second quarter of 2021. Revenue from product sales was approximately $7.3 million in the three months ended June 30, 2022, as compared to approximately $11.4 in the three months ended June 30, 2021, a decrease of approximately $4.0 million, or 36%. The decrease in the average exchange rate of the Euro to the U.S. dollar negatively impacted 2022 product sales by approximately $0.8 million. For the three months ended June 30, 2022, the average exchange rate of the Euro to the U.S. dollar was $1.06 as compared to an average exchange rate of $1.21 for the three months ended June 30, 2021. We estimate that demand for CytoSorb to treat COVID-19 patients was de minimis in the second quarter of 2022 as compared to approximately $1.7 million in the second quarter of 2021. Overall direct sales declined by approximately $3.4 million resulting primarily from lower sales in Germany due to COVID-19 pandemic-driven market conditions. COVID-19 restrictions remain in place at many hospitals throughout Germany and these restrictions continue to limit our access to hospital personnel, particularly the physicians.

Cost of Revenues:

For the three months ended June 30, 2022 and 2021, cost of revenue was approximately $3.6 million and $2.7 million, respectively. Product gross margins were approximately 67% for the three months ended June 30, 2022 as compared to approximately 82% for the three months ended June 30, 2021. The decrease in the gross margin percentage in 2022 was due primarily to inefficiencies associated with relocation of our production activities to our new manufacturing facility during the second quarter of 2022.

Operating Expenses:

For the three months ended June 30, 2022, operating expenses were approximately $13.3 million, as compared to approximately $14.2 million for the three months ended June 30, 2021, a decrease of approximately $0.9 million or 6%. Selling, general and administrative (SG&A) expenses decreased approximately 14% to $8.4 million in the quarter from $9.8 million in the prior year. This decrease was due to a decrease in royalty expenses of approximately $0.4 million due to the decrease in product sales, a decrease in non-cash restricted stock expense of approximately $1.5 million related to restricted stock units granted to the Company’s executive officers and a decrease in non-cash stock compensation expense of approximately $0.8 million. This was offset by increases in salaries, commissions, and related costs of approximately $0.2 million, an increase in sales and marketing costs, which include advertising and conference attendance of approximately $0.4 million, an increase in travel and entertainment costs of approximately $0.3 million and an increase in occupancy costs of approximately $0.4 million related to the rent expense on our new manufacturing facility. Research and development expenses increased by approximately $0.5 million primarily due to costs related to our STAR-T and STAR-D trials in the United States.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2022, the loss on foreign currency transactions was approximately $2.5 million as compared to a gain of approximately $0.2 million for the three months ended June 30, 2021. The 2022 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2022 as compared to March 31, 2022. The spot exchange rate of the Euro to the U.S. dollar was $1.05 per Euro at June 30, 2022, as compared to $1.11 per Euro at March 31, 2022.

Comparison for the six months ended June 30, 2022 and 2021:

Revenues:

Total revenues were approximately $17.2 million for the six months ended June 30, 2022, as compared to total revenues of approximately $22.6 million for the six months ended June 30, 2021, a decrease of approximately $5.4 million, or 24%. Revenue from product sales was approximately $15.3 million in the six months ended June 30, 2022, as compared to approximately $21.5 million in the six months ended June 30, 2021, a decrease of approximately $6.2 million or 29%. The decrease in the average exchange rate of the Euro to the U.S. dollar negatively impacted 2022 product sales by approximately $1.4 million. For the six months ended June 30, 2022, the average exchange rate of the Euro to the U.S. dollar was $1.09 as compared to an average exchange rate of $1.21 for the six months ended June 30, 2021. Though difficult to quantify, we estimate that approximately $0.3 million of total product sales in the six months ended June 30, 2022 was due to the demand for CytoSorb to treat COVID-19 patients as compared to $3.5 million in the six months ended June 30, 2021. Overall direct sales declined by of approximately $5.4 million resulting primarily from lower sales in Germany due to COVID-19 pandemic-driven market conditions. COVID-19 restrictions remain in place at many hospitals throughout Germany and these restrictions continue to limit our access to hospital personnel, particularly the physicians.

Cost of Revenues:

For the six months ended June 30, 2022 and 2021, cost of revenue was approximately $5.8 million and $5.5 million, respectively, an increase of approximately $0.3 million. Product gross margins were approximately 74% for the six months ended June 30, 2022 and approximately 79% for the six months ended June 30, 2021. The reduction in product gross margin is due primarily to inefficiencies associated with the relocation of our production activities to our new manufacturing facility during the second quarter of 2022.

Operating Expenses:

For the six months ended June 30, 2022, operating expenses were approximately $27.5 million as compared to approximately $24.9 million for the six months ended June 30, 2021, an increase of approximately $2.6 million, or 10%, for the six months ended June 30, 2022. Research and development expenses were approximately $8.4 million as compared to approximately $6.0 million for the six months ended June 30, 2021, an increase of approximately $2.4 million or 40%. This increase was due to an increase in costs associated with our STAR-T and STAR-D trials in the United States. Selling, general and administrative expenses were approximately $17.6 million for the six months ended June 30, 2022, as compared to $17.5 million for the six months ended June 30, 2021, an increase of $0.1 million. This increase is related to an increase in salaries, commissions and related costs of approximately $1.2 million, an increase in sales and marketing costs, which include advertising and conference attendance of approximately $0.7 million, an increase in travel and entertainment costs of approximately $0.5 million and an increase in occupancy costs of approximately $0.7 million related to the rent expense on our new manufacturing facility. These increases were offset by a decrease in royalty expenses of approximately $0.5 million, a decrease in non-cash restricted stock expense of approximately $1.7 million related to restricted stock units granted to the Company’s executive officers, a decrease in non-cash stock compensation expense of approximately $0.7 million.

Gain (Loss) on Foreign Currency Transactions:

For the six months ended June 30, 2022, the loss on foreign currency transactions was approximately $3.7 million as compared to a loss of approximately $1.1 million for the six months ended June 30, 2021. The 2022 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar as of June 30, 2022 as compared to December 31, 2021. The spot exchange rate of the Euro to the U.S. dollar was $1.05 per Euro as of June 30, 2022, as compared to $1.14 per Euro at December 31, 2021.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. As of June 30, 2022, we had current assets of approximately $41.6 million including unrestricted cash on hand of approximately $30.2 million and current liabilities of approximately $10.6 million. As of June 30, 2022, $25 million of our total shelf amount was allocated to our ATM facility, all of which is still available. In addition, we have $15 million of debt availability, providing financial flexibility, if needed. In April 2022, we received approximately $0.7 million in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey.

We are also managing our resources proactively, continuing to invest in key areas such as our U.S. pivotal STAR-T and STAR-D trials. In April 2022, we began instituting tighter cost controls which are expected to reduce our planned cash burn by an additional $2 million per quarter. We are currently actively engaged in making further reductions to our operating costs to reduce our future cash burn.

We believe that we have sufficient cash to fund the Company’s operations beyond twelve months from the issuance of these financial statements.

2022 Outlook Guidance

The macro environment in which we operate remains difficult to predict given the complex drivers of our business, the global nature of our operations, and external factors such as the COVID-19 pandemic, the Russia-Ukraine war, inflation, foreign currency exchange rate volatility, and other factors that are not under our direct control. Because of this, we expect that our business, and in particular product sales, may continue to see challenges for the remainder of 2022. However, we expect a gradual recovery of normalized hospital activity and sales access in Germany and other key countries in the coming quarters. With improved access and other growth initiatives, we expect a resumption of growth in our core non-COVID-19 product sales.

For additional information, please see the Company’s Form 10-Q for the period ended June 30, 2022 filed on August 2, 2022 on http://www.sec.gov.

Conference Call

The Company will conduct its second quarter 2022 results call today at 4:30 p.m. Eastern time.

Conference Call Details:

Date: Tuesday, August 2, 2022

Time: 4:30 PM Eastern Time

Toll free: 1-877-451-6152

International: 1-201-389-0879

Conference ID: 13731826

Live Presentation Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1561029&tp_key=ddc6a4af76

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: https://viavid.webcasts.com/starthere.jsp?ei=1561029&tp_key=ddc6a4af76

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://cytosorbents.com/investor-relations/financial-results/.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification. Its flagship product, CytoSorb®, is approved in the European Union with distribution in more than 70 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death.  These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist. CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. More than 179,000 cumulative CytoSorb devices have been utilized as of June 30, 2022. CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber. Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery.  CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure.  The DrugSorb™-ATR Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company has initiated two FDA approved pivotal trials designed to support U.S. marketing approval of DrugSorb-ATR. The first is the 120-patient, 30 center STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery.  The second is the 120-patient, 30 center STAR-D (Safe and Timely Antithrombotic Removal-Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb-ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ ontrol™, DrugSorb™, DrugSorb™-ATR, ContrastSorb, and others. For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, expectations regarding the future impacts of COVID-19 or the ongoing conflict between Russia and the Ukraine or other macroeconomic factors, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 10, 2022, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$7,038	$11,360	$14,905	$21,504
Other sales	293	5	350	5
Total product sales	7,331	11,365	15,255	21,509
Grant income	1,165	659	1,932	1,114
Total revenue	8,496	12,024	17,187	22,623
Cost of revenue	3,551	2,710	5,828	5,462
Gross profit	4,945	9,314	11,359	17,161

Other Expenses:
Research and development	4,184	3,699	8,427	5,981
Legal, financial and other consulting	679	718	1,480	1,426
Selling, general and administrative	8,439	9,822	17,600	17,531
Total expenses	13,302	14,239	27,507	24,938
Loss from operations	(8,357)	(4,925)	(16,148)	(7,777)

Other income/(expense):
Interest income (expense), net	24	13	32	3
Gain (loss) on foreign currency transactions	(2,523)	234	(3,736)	(1,071)
Miscellaneous Income (Expense)	(23)	---	6
Total other income (expense), net	(2,522)	247	(3,698)	(1,068)
Loss before benefit from income taxes	(10,879)	(4,678)	(19,846)	(8,845)
Benefit from income taxes	--	--	--	--
Net loss	$(10,879)	$(4,678)	$(19,846)	$(8,845)

Basic and diluted net loss per common share	$(0.25)	$(0.11)	$(0.46)	$(0.20)
Weighted average number of shares of common stock outstanding	43,560,481	43,317,578	43,524,414	43,280,266

Net loss	$(10,879)	$(4,678)	$(19,846)	$(8,845)

Other comprehensive income (loss):
Currency translation adjustment	2,053	(264)	3,016	893
Comprehensive loss	$(8,826)	$(4,942)	$(16,830)	$(7,952)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2022	December 31, 2021
ASSETS:
Current Assets:
Cash and cash equivalents	$30,164	$52,138
Grants and accounts receivable, net	5,171	4,523
Inventories	4,980	4,766
Prepaid expenses and other current assets	1,331	2,872
Total current assets	41,646	64,299

Property and equipment, net	10,220	5,151
Restricted Cash	1,687	1,687
Right of use asset	12,982	13,423
Other assets	4,670	4,959
TOTAL ASSETS	$71,205	$89,519

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,129	$2,805
Lease liability - current portion	417	571
Accrued expenses and other current liabilities	8,007	10,314
Total current liabilities	10,553	13,690
Lease liability, net of current portion	13,092	13,251
TOTAL LIABILITIES	23,645	26,941

Total stockholders’ equity	47,560	62,578

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,205	$89,519

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U.S. Company Contact:

Amy Vogel

305 College Road East

Princeton, NJ 08540

+1 (732) 329-8885

avogel@cytosorbents.com

European Company Contact:
Josephine Kraus
+49 30 765 84 66 23
josephine.kraus@cytosorbents.com

Public Relations Europe:
Marcus Schult
commponists
+49 69 13823 ext. 960
+49 172 4238938
marcus.schult@die-kommponisten.com